Exhibit 10.20
HALOZYME THERAPEUTICS, INC.
2007 SENIOR EXECUTIVE INCENTIVE PLAN
     The 2007 Senior Executive Incentive Plan of Halozyme Therapeutics, Inc. (the “Company”) set forth maximum cash and equity bonus awards for the Company’s senior executive officers (the “2007 Incentive Plan”). Maximum cash and equity bonus amounts were established for each executive officer (amounts for selected members of senior management are set forth in the table below) based upon the accomplishment of both individual and Company performance criteria during 2007. The maximum cash bonus amount for each executive officer represented 30% of that officer’s annual base salary, with the exception that the maximum cash bonus amount for the Company’s Chief Executive Officer represented 40% of his base salary. The individual performance criteria for specific members of senior management varied from position to position, but all members of senior management had common Company performance goals. The Company performance criteria were based upon operational, clinical and financial performance objectives established by the Company in 2007. If all individual and Company performance criteria were not met, members of senior management were still eligible to receive a portion of their respective maximum bonus amounts; provided, however, that if a minimum amount of either individual performance criteria or Company performance criteria were not achieved, then members of senior management would not be entitled to any cash or equity bonuses. Members of senior management, as a group, were eligible to receive aggregate cash bonuses of approximately $608,000 and aggregate common stock options to purchase approximately 390,000 shares of Company common stock. All stock options issued pursuant to the 2007 Incentive Plan were to be issued out of the Company’s 2006 Stock Plan. Finally, despite the establishment of the 2007 Incentive Plan, final bonus amounts were to be determined at the discretion of the Board of Directors.

		Maximum
	Maximum	Stock Option
	Cash Bonus	Grant
Jonathan E. Lim (President and Chief Executive Officer)	$144,000	150,000
David A. Ramsay (Chief Financial Officer)	$70,500	40,000
Robert Little (Vice President — Chief Commercial Officer)	$92,220	40,000
Richard Yocum (Vice President — Clinical Development)	$81,000	40,000
Gregory I. Frost (Chief Scientific Officer)	$79,500	40,000
William Fallon (Vice President — Manufacturing and Operations)	$76,500	40,000
Don A. Kennard (Vice President — Regulatory Affairs)	$64,200	40,000